UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Opower, Inc.

(Name of Subject Company)

Opower, Inc.

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.000005 PER SHARE

(Title of Class of Securities)

68375Y109

(CUSIP Number of Class of Securities)

Daniel Yates

Chief Executive Officer

1515 North Courthouse Road, 8th Floor

Arlington, VA 22201

(703) 778-4544

(Name, Address and Telephone Number, including area code, of Agent For Service)

With copies to:

Stuart Cable, Esq.

Richard Kline, Esq.

Andrew Goodman, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Opower, Inc. on May 2, 2016 (including all exhibits attached thereto) is incorporated herein by reference.